Exhibit 99.1

FOR IMMEDIATE RELEASE

National Commercial REIT Advisor Rich Uncles

Announces New CFO Hire Across All Company Platforms

April 10, 2018, Costa Mesa, CA. BrixInvest, LLC (dba “Rich Uncles”) announced today that it has hired seasoned public real estate company executive, Raymond J. Pacini, as its new Chief Financial Officer across all of its REIT-advised commercial real estate platforms.

“We are delighted and excited to announce that Ray Pacini has joined our executive officer team,” CEO Harold Hofer said. “Previously, our CFO position had been filled internally and through public accounting channels; however, we are now positioned to tap the seasoned public company executive officers talent pool, and we have just that in hiring Ray.” Mr. Hofer added that “We are extremely grateful to those who have previously guided our financial team, as we have evolved from a real estate startup to a more mature operating company. With Ray now on board, we believe we are uniquely positioned to capitalize on our strategic growth opportunities and business objectives.”

Pacini’s role as CFO will include the Rich Uncles REIT advisor and sponsor company, the RW Holdings national investors REIT, and the Rich Uncles California-only investors REIT. In addition, he will serve as CFO of all future REITs including national Brix Student Housing REIT and international RW Holdings Institutional REIT. “This is an excellent opportunity to work with an exciting growth-oriented family of real estate companies and a visionary senior management team led by a commercial real estate icon in Ray Wirta,” Pacini stated. “I worked with Ray and Harold during the 1990’s when we were all under the Koll Company’s commercial real estate umbrella, and it is great to be reunited with them. Having been a public real estate company chief executive for most of my career, I am keenly aware of where they are now and where they want to go, and I look forward to contributing to the success in achieving those goals.”

Ray Pacini’s prior executive officer experience includes his recent departure from the CFO role at Northbound Treatment Services; CEO of California Coastal Communities, Inc. and CFO of its predecessors Koll Real Estate Group, Bolsa Chica Company and Henley Properties, Inc. Prior to joining the public company ranks, Mr. Pacini was a certified public accountant with the accounting firm of Coopers & Lybrand (now known as PricewaterhouseCoopers LLP). He is also a National Association of Corporate Directors (NACD) Board Leadership Fellow and serves on the board of directors and chairs the audit committee of Cadiz Inc. Mr. Pacini received his B.A. in Political Science from Colgate University in 1977 and his M.B.A. from Cornell University in 1979.

About Rich Uncles

Rich Uncles was founded in 2012 with one purpose: to make access to commercial real estate investing available to everyone. Through its on-line, direct-to-consumer platform, Rich Uncles has achieved this by offering non-millionaires the opportunity to own commercial real estate with low barriers to entry, including $500 initial investment amounts.  Almost six years later, Rich Uncles now manages 42 revenue-producing commercial properties which comprise over $345 million in value (22 properties comprising approximately $145 million in assets are owned by RW Holdings NNN REIT, Inc., and 21 properties comprising approximately $147 million in assets are owned by Rich Uncles Real Estate Investment Trust I).

Contact:	Raymond Pacini

Chief Financial Officer
rpacini@richuncles.com
949.662.1097